Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Grupo Televisa, S. A. B.:

We consent to the use of our reports dated April 30, 2019, with respect to the consolidated statement of financial position of Grupo Televisa, S. A. B. as of December 31, 2018, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for the year ended December 31, 2018, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2018, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG Cardenas Dosal, S. C.
Mexico City, Mexico
May 7, 2019